July 18, 2013

John Hancock Variable Insurance Trust, 601 Congress Street Boston, Massachusetts 02210

Ladies and Gentlemen:

We have acted as counsel to John Hancock Variable Insurance Trust, a Massachusetts business trust (the “Trust”), and its series, All Cap Value Trust, Core Allocation Plus Trust, Core Fundamental Holdings Trust, Core Global Diversification Trust, Disciplined Diversification Trust, Fundamental Holdings Trust, Global Diversification Trust, and Smaller Company Growth Trust (each an “Acquired Fund” and collectively, the “Acquired Funds”), and Fundamental Large Cap Value Trust, Core Strategy Trust and Small Cap Opportunities Trust (each an “Acquiring Fund” and collectively, the “Acquiring Funds”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering Series I, Series II and Series NAV shares of beneficial interest of each of the Acquiring Funds (the “Merger Shares”) to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”).

The Agreement, in the form to be adopted by each Acquiring Fund and each Acquired Fund, provides for the transfer of all of each Acquired Fund’s assets to the respective Acquiring Fund (as provided in the table below) in exchange solely for the issuance of the Merger Shares determined in the manner specified in the Agreement, and the assumption by each Acquiring Fund of all of the liabilities of the respective Acquired Fund. In each reorganization, except as noted below, holders of Series I, Series II, and Series NAV shares (as applicable) of each Acquired Fund will receive Series I, Series II, and Series NAV shares, respectively, of the corresponding Acquiring Fund; holders of Series I shares of Core Global Diversification Trust will receive Series NAV shares of Core Strategy Trust; and holders of Series III shares of each of Core Fundamental Holdings Trust, Core Global Diversification Trust, and Fundamental Holdings Trust will receive Series I shares of Core Strategy Trust; in each case in proportion to such shareholders’ holdings on the reorganization date.

Acquired Fund	Acquiring Fund
All Cap Value Trust	Fundamental Large Cap Value Trust
Core Allocation Plus Trust	Core Strategy Trust
Core Fundamental Holdings Trust	Core Strategy Trust

Acquired Fund	Acquiring Fund
Core Global Diversification Trust	Core Strategy Trust
Disciplined Diversification Trust	Core Strategy Trust
Fundamental Holdings Trust	Core Strategy Trust
Global Diversification Trust	Core Strategy Trust
Smaller Company Growth Trust	Small Cap Opportunities Trust

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Agreement, the Amended and Restated Declaration of Trust of the Trust, the By-Laws of the Trust, and the actions of the Trust that provide for the issuance of the Merger Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Merger Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

2.
When issued and consideration therefor has been paid in accordance with the Agreement, the Merger Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP